Exhibit 10.47

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

NAMING AND SPONSORSHIP RIGHTS AGREEMENT

This Name & Title Sponsorship Agreement (“Agreement”) is made as of the date of the last of all signatures set forth below (“Effective Date”) by and between Sunset Operations, LLC, a Colorado limited liability company (“Owner”) located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 and, Mountain States FDAF located at 9980 South 300 West, Suite 200, Sandy, Utah 84070 (“Sponsor”).

Recitals

WHEREAS, Sunset Operations, LLC, together with its affiliates Notes Live, Inc. and Notes Live Real Estate and Development, LLC are currently constructing an open-air amphitheater located at 95 Spectrum Loop, Colorado Springs, CO 80921 (“Venue”) with an anticipated opening date of August 9, 2024; and

WHEREAS, Owner owns the rights to operate the Venue, including management of naming rights, advertising, and other promotions at the Venue; and WHEREAS, Owner or its affiliates has entered into an agreement with a third party, AEG Presents Rocky Mountains to operate the Venue (“Operator”) for the presentation of live musical, theatrical and other entertainment presentations (“Events”); and WHEREAS, the Venue is currently named the Sunset Amphitheater;

WHEREAS, for the duration of the Term set forth herein, Sponsor desires to acquire from Owner, with Operator’s consent, certain naming, sponsorship, advertising and promotional rights for the Venue, in exchange for certain payment and other obligations, as set forth herein;

NOW THEREFORE, in consideration of the foregoing promises and mutual covenants, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Term. Subject to either Party’s rights to terminate this Agreement in accordance with the terms hereof, the term of this Agreement shall commence as of the date hereof and expire on June 30, 2034 (“Term”). Sponsor shall start receiving the Naming Rights Assets as described herein on May 31, 2024 and such benefits shall continue until the end of the Term.

2.	Fees and Costs.

As consideration for the Naming Rights Assets granted herein by Owner, Sponsor agrees to pay to Owner as fees (“Fees”) the amounts set forth in the “Commitment” column of the Yearly Price Structure chart set forth herein (“Fees and Costs Chart”), except that the Fees and Costs Chart is hereby amended to provide that for that part of the Term in 2034, Jan. 1, 2034 to June 30, 2034, the payment due shall be $[***] (50% of $[***]). In addition to the Fee, and as additional consideration, Sponsor agrees to pay to Owner or its designee, including Owner’s signage vendor, as costs (“Costs”) the amounts set forth in the “Sign Production” column of the Fees and Costs Chart, with such Costs payments to be adjusted higher or lower, but not to exceed $[***] without consent/approval of Sponsor, based upon actual signage costs charged by Owner’s signage vendor to complete all work required according to the signage deck approved by the parties and attached hereto as Ex. 1, which signage deck may be modified by mutual agreement of the parties. Costs to be paid by Sponsor also shall include, commencing on the Effective Date, the cost of leasing to Owner two Ford Expeditions (or mutually agreed upon Ford vehicles), such cost paid or reimbursed to Owner by Sponsor every two years starting 6/1/24 to 5/31/26 and repeating 6/1/24 to 5/31/28, 6/1/28 to 5/31/30, 6/1/30 to 5/31/32, 6/1/32 to 5/31/34.

Ford Amphitheater Yearly Price Structure
Year	Commitment		Sign Production
2024	$	[***]	$	[***]
2025	$	[***]	$	[***]
2026	$	[***]	$	[***]
2027	$	[***]		Ford recognizes that actual
2028	$	[***]		costs could change but that this
2029	$	[***]		is best estimate by YESCO
2030	$	[***]		$-
2031	$	[***]		$-
2032	$	[***]		$-
2033	$	[***]		$-
TOTAL	$	[***]	$	[***]
Total Commitment			$	[***]

Mountain States Ford to pay Notes Live the cost to lease two high end Expeditions every two years through the length of the contract.

3.	Payment Timing; Late Fee. The first payment of the Fees and Costs, for the year 2024 as set forth in the Fees and Costs Chart, shall be in the amount of $[***] due and paid within 10 days of execution of this Agreement by all parties, with a second payment of $[***] due and paid on September 15, 2024. Thereafter, beginning on January 1, 2025, payments of Fees and Costs as set forth in the Fees and Costs Chart shall be made on bi-annual basis on January 1st and July 1st of each calendar year throughout the Term (with the last payment due January 1, 2034) and each such payment shall each be in an amount equal to 50% of the total Fees and Costs for such calendar year as set forth in the Fees and Costs, plus the Costs of each two-year Ford Expedition lease as set forth herein. If any payment is not made according to the deadlines herein, and remains unpaid for a period of 10 days, then a late fee of 5% of the amount due shall become due and payable.

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4.	Naming Rights and Sponsorship Assets. In exchange for payment of the Fees and Costs, and subject to the terms and conditions of this Agreement (including any exhibits attached hereto), Owner agrees that during the Term, Sponsor shall have the rights and benefits set forth in Ex. 2 for the Venue (“Naming and Sponsorship Rights”), each of which shall be subject to applicable laws, regulations and Venue or event restrictions. Sponsor acknowledges that there are additional costs to be borne by Sponsor associated with the Naming and Sponsorship Rights, and unless otherwise expressly agreed in writing by both parties, additional costs, including but not limited to all materials for advertising such as signage installation, maintenance, artwork and costs associated with the production and execution of the Naming and Sponsorship” Rights, and travel and lodging of Sponsor and its staff, shall be the sole responsibility of Sponsor; provided, however, that Sponsor must consent to such additional costs and Owner & Operator may not assess such additional costs to Sponsor without Sponsor’s consent. All of Sponsor’s out-of-pocket costs for promotions, client entertainment, etc., which are not specifically included in any exhibit to this Agreement as being the responsibility of Owner, shall be paid for and provided by the Sponsor. All tickets or passes to publicly ticketed events (“Event” or “Events”) granted to Sponsor as part of the Naming and Sponsorship Rights are for Sponsor’s use including for promotional purposes; provided, however, all promotions must be approved in writing by Owner in advance and any resale of any Event tickets or passes is prohibited. For the avoidance of doubt, Sponsor’s rights under this Agreement are limited to the Venue itself and Sponsor does not have any sponsorship or other rights in connection with any exploitation of any Venue or Events in any broadcast, radio, webcast or other distribution of content from such Event or Venue, nor any rights in connection with any other venue owned or operated by Owners or its contract partners except as specifically set forth herein.

5.	Force Majeure. In the event either Party is unable to carry out its material obligations under this Agreement (other than an obligation to pay the Fees and Costs) by reason of a Force Majeure Event (as defined below), the same shall not constitute a breach of this Agreement by such Party. Notwithstanding the foregoing, if the Force Majeure Event results in Owner or the Operator being unable to operate a Venue covered by this Agreement for a continuous period of ninety (90) days or more during the Term, Sponsor then shall be entitled to suspend this Agreement (including payment obligations) upon written notice to Owner for a number of days equal to the period of time that such inoperability exists, in which case the Term (and payment obligations) shall be extended by an equal number of days, as Sponsor’s sole remedy. As used herein, the term “Force Majeure Event” shall mean the occurrence of an event outside the reasonable control of either Party that materially and substantially prevents operation of the Venue for entertainment purposes as a live music venue, including an act or regulation of public authority including, but not limited to, governmental refusal to issue, or revocation of, any permit necessary to present scheduled events at the Venue according to Owner’s or Operator’s standard practices; fire; riot or civil commotion; labor dispute; terrorist acts or threats; acts or declarations of war; disease; epidemic; substantial interruption in, or substantial delay or failure of, technical facilities; failure or substantial and extraordinary delay of necessary transportation services; war conditions; emergencies; inclement weather or acts of God. The parties hereby acknowledge that while current events related to the COVID-19 pandemic are known, the lasting effects of the pandemic are unforeseeable and shall be considered a Force Majeure Event to the extent that performance of a Party’s obligations under this Agreement is illegal, impossible, commercially impractical, or is otherwise materially and adversely affected.

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6.	Representations and Warranties; Covenants. Each Party hereby represents, warrants and agrees for itself that as of the Effective Date and throughout the Term (a) it has the full right and authority to enter into and fully perform this Agreement in accordance with its terms and that this Agreement constitutes a valid, binding and enforceable agreement of such Party, (b) it shall perform its activities under this Agreement in accordance with all applicable Federal, state and local laws and regulations, (c) the execution, delivery and performance of this Agreement will not cause such Party or any of its personnel to violate the provisions of any agreement to which it is a Party or by which it is bound, nor will such Party’s performance of this Agreement violate any intellectual property or other legal rights of any third party or cause the other Party to violate any intellectual property or other legal rights of any third party, including Ford Motor Company, (d) such Party shall, at its own cost, apply for and secure any and all permits, licenses or other consents which may be required of it in order to perform its obligations under this Agreement.

In addition, Sponsor represents, warrants, and covenants to Owner & Operator as of the Effective Date and throughout the Term that: (i) it will comply with Venue rules as such may be amended by Owner & Operator from time to time; and (ii) Sponsor is not a naming sponsor (i.e. venue name) of any other entertainment venue in Colorado with average patrons for any one event in excess of 100 persons.

7.	Trademarks and other Intellectual Property.

Rights. Sponsor owns or has permission of any third party, including Ford Motor Company, that is necessary for Sponsor to use at the Venue, or in connection therewith, any trademarks, service marks, names, logos, designs, product identifications, artwork, written materials, and other symbols and devices that it elects to use as part of the Naming and Sponsorship Rights (“Sponsor Trademarks”). Sponsor agrees that during the Term it will not use any Sponsor Trademarks at the Venue that it does not own or have permission to use. All Sponsor Trademarks will remain the property of Sponsor.

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Owner or Operator own or have permission of any third party that is necessary for Owner and Operator to use at the Venue, or in connection therewith, any trademarks, service marks, names, logos, designs, product identifications, artwork, written materials and other symbols and devices that Owner or Operator elects to use in operation of the Venue (“Owner / Operator Trademarks”). Owner agrees that during the Term it will not use any Owner / Operator Trademarks .at the Venue that it does not own or have permission to use. All Owner / Operator Trademarks will remain the property of Owner / Operator.

Upon full termination or expiration of this Agreement, usage of the other Party’s trademarks and other intellectual property shall cease and neither Party is entitled thereafter to use or refer to the other Party’s intellectual property in any manner except for intellectual property already incorporated into materials related to the Venue.

Sponsor agrees that Owner and the Operator and its designees may film footage and photograph activities from the Venue, including, without limitation, capturing incidental footage of Sponsor’s agents, contractors, employees and Sponsor Trademarks.

8.	Potential title sponsorship name change: the Parties agree that in the event that a third party asserts or claims that the title sponsorship name of “Ford Amphitheater” for the Venue violates the trademark or other rights of a third party, then in such event: (i) the Parties will cooperate in good faith to determine a joint response and defense to such assertion or claim, including sharing of possible litigation expenses; and (2) either Party may propose a change of the title sponsorship name, in which case the Parties shall negotiate the name change in good faith; provided, however, that such obligation to negotiate a name change in good faith shall be the only obligation of the Parties as to a name change and a Party is not obligated to accept a name change proposed by the other. If the Parties fail to agree upon such proposed name change after negotiating in good faith, then either Party shall be entitled to terminate this Agreement upon 90 days advance written notice to the other.

9.	Content Distribution; Content Restrictions; Streaming. The rights in this Agreement, including exclusivity (if any), are limited to the Venue itself/themselves and do not include sponsorship or advertising rights outside the Venue, whether in any broadcast, radio, webcast or other distribution of content from such events; provided however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the Parties may announce and advertise through press releases or otherwise that they have entered into this Agreement. Sponsor acknowledges and agrees without prior permission from Owner, it has no rights to record, stream, archive or otherwise collect or display audio or audiovisual recordings of artist performances at the Venue.

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10.	Indemnification. The parties hereby agree to protect, defend, indemnify and hold harmless each other, and their respective affiliates, co-promoters (if any), officers, directors, shareholders, members, agents, licensees and/or employees and lessors and mortgagors from and against any and all claims, demands, damages, losses or expenses, of any nature whatsoever, including court costs and reasonable attorneys’ fees, arising directly or indirectly from or out of any breach by that Party or its affiliates, officers, directors, shareholders, members, agents, subcontractors and employees of any of its representations, warranties or obligations hereunder or its negligence or willful misconduct, except to the extent attributable to the negligence or willful misconduct of the other Party. This section shall survive the expiration or termination of this Agreement.

11.	Insurance.

Owner Insurance. Owner will, at its sole cost and expense, by itself or by the Operator, procure and maintain in force with duly licensed insurance carriers the following occurrence-based insurance (combined for Owner & Operator) for the duration of this Agreement (all amounts are in US Dollars and umbrella or excess limits may be used to satisfy the requirements below): (i) worker’s compensation insurance coverage adequate to comply with all statutory requirements covering all persons employed by Owner & Operator hereunder and employer’s liability with minimum limits of at least One Million Dollars ($1,000,000.00), including a waiver of subrogation; (ii) commercial general liability insurance covering bodily injury and property damage liability and personal and advertising injury liability and errors and omissions injury liability, with minimum limits of at least Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate, including a waiver of subrogation; and (iii) to the extent applicable as it would pertain to the obligations hereunder, business auto liability insurance with a limit of not less than One Million Dollars ($1,000,000) combined single limit providing coverage for all owned, hired and borrowed automobiles. Any combination of primary and umbrella liability insurance shall satisfy the requirements herein. Within seven (7) days of the execution of this Agreement, Owner & Operator will deliver to Sponsor certificates of insurance evidencing the existence of the insurance required by this Agreement and with an endorsement which shall endorse Sponsor as an additional insured under the policies in sub-paragraphs (ii) and (iii) above. A blanket additional insured endorsement shall satisfy this requirement. Such certificates shall also provide that such coverage will not be canceled or the subject of a material adverse amendment without at least ten (10) days prior written notice to Sponsor. Upon any cancellation and/or material adverse amendment of any such insurance coverage, and prior to the effective date thereof, Owner will deliver evidence of replacement insurance to Sponsor.

Sponsor Insurance. If Sponsor activates a Street Team or Activation Elements, Sponsor will be responsible to provide commercially standard insurance coverages applicable to such persons’ on-site activities at the Venue, including workers’ compensation, commercial general liability, and automobile liability insurance.

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12.	Not a Lease or a License.

This Agreement does not constitute a lease or license of any part of the Venue; rather, it represents a contractual obligation of Owner to grant and provide the Naming Rights At the conclusion of the Term, ownership of all advertising signage paid for by Sponsor in the first three years of Sponsorship will be negotiated in good faith, including discussion as to whether such signage is updated, reutilized, destroyed or delivered to Sponsor. If the Parties agree that Sponsor will own such signage upon the conclusion of the Term, then Sponsor will bear the costs of removal and delivery.

This Agreement and Sponsor’s rights hereunder are subject and subordinate to all mortgages and leases, and all such rights are derived from any leases.

If a lessor or mortgagee or any other person shall succeed to the rights of Owner & Operator under this Agreement, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor to Owner & Operator and upon such successor to Owner & Operator’s written agreement to accept Sponsor’s attornment and to recognize Sponsor’s interest under this Agreement, Sponsor shall be deemed to have attorned to and recognized such successor to Owner & Operator under this Agreement. The provisions of this Article are self-operative and require no further instruments to give effect hereto; provided, however, that Sponsor shall promptly execute and deliver any instrument that such successor to Owner & Operator may reasonably request evidencing such attornment. Subject to the foregoing, upon such attornment, this Agreement shall continue in full force and effect as a direct agreement between such successor to Owner & Operator and Sponsor upon all of the terms, conditions and covenants set forth in this Agreement.

13.	Termination. This Agreement may be terminated for cause by either Party upon written notice to the other Party upon the happening of any one of the following: (i) the filing by or against either Party of a petition for bankruptcy or for relief from creditors under any equivalent state law or regulation, or a Party becomes insolvent, makes a general assignment for the benefit of its creditors, or has a receiver, custodian or similar official appointed with respect to substantially all of its assets (ii) if there is a material breach, failure to perform or default by the other Party in the performance of any of its material obligations, representations or warranties provided for in this Agreement, and such material breach, failure to perform or default, if curable, is not cured within thirty (30) days of the breaching Party’s receipt of written notice from the non-breaching Party.

14.	Sponsor’s Waiver of Property Damage; Mutual Limitation of Damages. Sponsor agrees that Owner & Operator shall not be responsible for any loss or damage to any property of Sponsor at any Venue resulting from fire, theft or any other causes unless caused by Owner & Operator’s negligence (but negligence shall not include damage caused by any patron / customer of the Venue acting without express direction of Owner & Operator), and with prior acknowledgment and approvals of Sponsor for any relocation or modification of Sponsor’s property caused by Owner, Sponsor expressly assumes all risks of loss, damage or destruction of or to any of its property resulting from any such causes.

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In addition, notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be liable to any other Party for any consequential, special, indirect, incidental, punitive, exemplary, or similar damages (including damages for loss of use, business, or profit) that any other Party suffers in connection with this Agreement, regardless of whether such action is based in contract, tort, or any other legal theory and whether such Party has been advised of the possibility of such damages or if such damages could have been reasonably foreseen. The foregoing limitation of damages shall not apply to the Parties’ indemnity obligations with respect to third party claims.

15.	Notices. Any written notices to be given hereunder shall be in writing and shall be delivered in person (by band or by messenger), or shall be sent by regular or certified mail, return receipt requested or U.S. Postal Service Express Mail or Federal Express, UPS or other similar recognized private overnight delivery service, prepaid. Notice given as provided herein shall be deemed to have been given on the date it was received as evidenced by signature, or date of first refusal, if that be the case. Notice hereunder shall be addressed to the parties at the addresses first set forth above, with a copy of all notices to Owner sent to: Sunset Operations, LLC, 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 Attn: Legal Counsel. Either Party may change the address at which it receives notices by notifying the other Party of such change in the manner provided herein.

16.	Bankruptcy. In the event that, pursuant to the United States Bankruptcy Code, a trustee of Sponsor (hereinafter referred to as the “Trustee”) or Sponsor as debtor-in-possession is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the Trustee or sponsor, as the case may be, shall notify Owner of the terms of such proposed assignment in writing. The giving of such notice shall be deemed to constitute an offer to Owner (notwithstanding any subsequent higher or better offers) to have this Agreement assigned to it or to its designee for such consideration (or, if such consideration does not consist of money or an obligation to pay money, its equivalent in money), and upon such terms, as are specified in the notice. The aforesaid offer may be accepted only by written notice given to the Trustee . or Sponsor, as the case may be, by such other Party within fifteen (15) days of the receipt of such notice. If Owner fails to give its notice within such 15-day period, the Trustee or Sponsor, as the case may be, may complete the assignment referred to in its notice, but only if such assignment is to the entity named in the notice and for the consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights which such other Party may have as a creditor in any proceeding.

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17.	Assignment. Neither Party shall have the right or power to assign its rights or obligations under this Agreement without the written consent of the other Party. Notwithstanding the foregoing, Owner & Operator may assign this Agreement or any of its rights and obligations hereunder to (i) an affiliated or related Party, or (ii) any person that acquires all or substantially all of the assets of Owner & Operator, in each case, as applicable, without the prior written consent of Sponsor. Any purported assignment not in accordance with this section shall be null and void.

18.	Relationship of the Parties. It is understood and agreed that Sponsor and the Owner & Operator are independent contractors, and nothing contained in this Agreement, nor any act of the parties, shall be deemed or construed to create the relationship of employer and employee, principal and agent, partnership or joint venture between Sponsor and the Owner & Operator. Neither Party hereto shall hold itself out to be anything other than an independent contractor, and neither Party hereto shall incur or purport to incur liability on behalf of the other nor has any authority to assume or create any obligation or liability of any kind on behalf of the other.

19.	Waiver. The failure of either Party to enforce any provision or condition contained in this Agreement at any time will not be construed as a waiver of that condition or provision nor will it operate as a forfeiture of any right of future enforcement of the condition or provision.

20.	Entire Agreement. This Agreement contains the entire agreement between the parties and merges any prior representations, warranties, or understandings they may have had regarding the subject matter of this Agreement. This Agreement may not be amended or modified except by a writing executed by both parties.

21.	Counterpart; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Electronic copies, PDFs, facsimile copies, or photocopies of signatures shall be as valid as originals.

22.	Governing Law; Forum Selection Clause; Attorney Fees. This Agreement and the parties’ conduct arising out of or related to it shall be governed by Colorado law, without regard to its choice of law rules. Any dispute arising out of or related to this Agreement must be brought in federal or state court in El Paso County, and the parties hereby consent to the exclusive jurisdiction and venue of such forum. The substantially prevailing party in any such action to enforce this Agreement shall be entitled to recovery its attorney’s fees and costs incurred.

23.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions of this Agreement provided that the material terms of this Agreement can be given their intended effect without the invalid provisions, and to this extent the provisions of this Agreement are declared to be severable.

24.	No Restrictions. Nothing contained in this Agreement shall be deemed in any way to prohibit or restrict the right or freedom of either Party to conduct any business activity unrelated to the Venue without any obligation or accountability to the other even if such business or activity directly competes with the business of the other.

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25.	Conduct. Upon request from Owner & Operator, Sponsor shall immediately reassign or remove from any Venue any of its employees or personnel, including any supervisory personnel, who engage in improper conduct, or are not otherwise suitable or acceptable to perform their duties or any tasks assigned to them. Sponsor shall cause all of its employees, personnel and agents to comply with and conform to all rules, regulations and directives related to the Venue.

26.	Safety and Legal Requirements. Without in any way limiting any other term or provision of this Agreement or any obligation of Sponsor hereunder, Sponsor shall do or cause to be done all of the following: (a) act and behave in a first-class manner that shall protect the health and safety of Sponsor’s, Owner’s and Operator’s employees, agents and the public generally, and not in any manner that is contrary to public morals or has a deceptive or misleading effect; (b) adhere to all laws, policies, rules, and regulations applicable to the activities to be engaged in by Sponsor; (c) if an authorized management person of Owner & Operator is not available, then contact the proper local authorities for assistance when such assistance is appropriate for safety; and (d) obtain, maintain and comply with all licenses, permits and approvals from any governmental authority that may be required to enable Sponsor to perform and fulfill all of its obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their properly authorized signatories as of the date first written above.

Mountain States FDAF

By:
Its:
Date:

Sunset Operations, LLC

By:
Its:
Date:

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EXHIBIT 1

SIGNAGE DESIGN PACKAGE, Yesco, “Art R1 OPY-62468” dated March 3, 2024, incorporated herein

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EXHIBIT 2

NAMING AND SPONSORSHIP RIGHTS

1.	Official Name & Title partner of the Venue with exclusivity in the Automotive Category, not including automotive service / maintenance so long as not branded with any competing automobile manufacturer / dealer

●	Mountain States Ford Dealer Association becomes the official Name & Title Rights Partner of the Notes Live Amphitheater in Colorado Springs, Colorado. The name of the Amphitheater will be Ford Amphitheater for the duration of the Term, subject to any agreed-upon name change as provided in the Agreement.
●	Mountain States Ford Dealer Association secures being the Exclusive Automobile of the Amphitheater & Sunset Hospitality Collection property including our Roth Seafood & Chophouse restaurant & hospitality Suites that will operate year-round.
●	Mountain States Ford Dealer Association will have first right of offer to expand Partnership in each market that Notes Live builds our Amphitheaters. Please note: Each market will have its own Sponsorship fee.
●	Mountain States Ford Dealer Association will have IP/Trademark Rights, affording Ford the opportunity to advertise and market its brand in association to the Amphitheater. Any public facing promotions using venue logo must be approved by Notes Live & our Operating Partner AEG (Anschutz Entertainment Group) Presents Rocky Mountains prior to production.
●	Mountain States Ford Dealer Association will be publicly aligned with our operating partner AEG Presents Rocky Mountain, who is the world’s second largest presenter of live music and entertainment.
●	Mountain States Ford Dealer Association agrees to allow a non-competing company to be promoted as a “presenting by” sponsor for the Amphitheater. Ford Amphitheater will always be featured as the official name & title of the Amphitheater and prominently recognized in all advertising, marketing and branding promotions.

The exclusivity set forth herein is intended to apply only to the benefits granted by Owner hereunder and not to temporary event advertising rights granted separately by promoters of other events at the Venue or temporary hospitality and promotional activities conducted in any private hospitality areas.

Rentals/Special Events: Sponsor acknowledges that Owner & Operator may from time to time contract for Venue rentals and special events (e.g. weddings, award shows, etc.) at the Venue which may restrict Owner & Operator from delivering some of the benefits (including Sponsor signage which may be covered and/or replaced with other signage during such event) described herein during such event and which may require the placement of temporary advertising and promotional rights inside and outside the Venue. Owner & Operator shall endeavor to avoid such restrictions in all instances, but Owner & Operator shall not be in breach or default of this Agreement if it is required to agree to such restrictions in order to secure a commitment for such an event.

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Sponsored Events: Sponsor agrees that (A) the rights granted to Sponsor hereunder shall not preclude Owner & Operator from contracting to host events (including without limitation special events or concerts promoted, marketed, and/or otherwise produced by Owner & Operator or one of its affiliates or any third party) at the Venue for which competing sponsors have contracted with the promoter or performer of such event (or tour) for sponsorship rights, and (B) Owner & Operator may promote such events in a manner consistent with their promotion of other events in general (e.g. temporary banners inside and outside the Venue and electronic/video messages on interior and exterior monitors and boards).

2.	Right of first negotiation: If owner intends to sell a set of rights similar to those provided to Sponsor herein at the expiration of the Term, Sponsor shall have a right of first negotiation to purchase such rights. Owner shall give notice to Sponsor of its intent to to[sic] sell such rights 30 days in advance of commencing negotiations with any other party.

3.	Signage:

●	Ford’s logo and Ford Amphitheater signage will be prominently displayed on the exterior of the venue facing Interstate 25 for maximum exposure. (Please see sign deck for agreed upon signage by all parties).
●	(2) Gateway Structures with Ford Amphitheater signage.
●	(3) Interior Ford logo signs (see approved signage deck)
●	All costs associated with the design, construction, and installation of Sponsor sign costs will be incurred by Mountain States Ford as outlined in the price structure. Sponsor will be responsible for the costs associated with any changes made (upon Sponsor’s request) to Sponsor-inclusive signage, which will include changes made to existing Venue signage. All signage will be placed in the Venue in locations determined by Owner.
●	Ford will have right to air static logos and :30 to :60 second non-audio commercials looped on the Amphitheater’s LED screens next to the stage during each concert prior to the artists going on stage and during intermissions, subject to artists restrictions.

4.	Online Elements

●	Venue website will be renamed to represent the Name & Title with Ford. Thus, Ford’s name will be prominently featured and promoted.
●	Exclusive branded social media posts on Venue channels (Instagram, Facebook, etc.) each year of the term. Ford to provide text and imagery. Notes Live may edit to have same look and feel of Amphitheater voice.
●	Ford will receive inclusion on venue’s rotating sponsor ads with hyperlink over the course of the term on Venue website. Opportunity for placement of following ad sizes on venue’s website.
●	Ad sizes include: 728x90 & 300x250.

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5.	Media

●	Ford Amphitheater will have inclusion on all pre-concert/event paid media advertising to include: (newspaper, television, magazine, radio, direct mailers, newsletters, mass emails, social media (all channel), billboards, websites, and more). The average spends for all forms of traditional and non-traditions media campaigns that are show specific are projected to be approximately $20,000 (per show). Not counting the organic reach through artists platforms (social media, websites and more).

6.	Onsite Activation

Opportunity for Sponsor to have vehicles for display onsite (at mutually agreed upon locations), up to 6 brand ambassadors and a display space predominantly located within the venue for distribution of materials, conducting of promotions (e.g. sweepstakes), premium items, and any additional setup. Quantity and type of premium items distributed, and promotions conducted by Sponsor shall be subject to Notes Live approval. Sponsor shall be responsible for all costs associated with any portable vehicle displays and public promotions conducted in association with any Concert, including, but not limited to, implementing, conducting the promotion, rules, regulations, database of entrants, selections of winner and prizing.

7.	Tickets & Hospitality

●	Ford will receive access to one (8)-Person Luxury FirePit Suite in lower bowl of Amphitheater, 2 VIP parking passes, and VIP Lounge access for the duration of the Partnership. Sponsor will receive 8 tickets to this Suite to every concert produced by Notes Live & AEG Presents Rocky Mountains (excludes private event rentals and other events that are not AEG-produced concerts).
●	Ford shall receive a ticket value bank worth $10,000 in 2024 and $20,000 to be used each year of the term for Concerts/Events produced by Notes Live & AEG Presents Rocky Mountains (excludes private event rentals and other events that are not AEG-produced concerts). Face Value of tickets will be deducted from ticket value bank. Subject to availability at time of request.
●	Ford will have the ability to select specific pricing levels and quantity. Exact seat locations are not guaranteed.
●	Ford will have the right to purchase additional tickets/passes at face value plus applicable fees, subject to availability at the time of the request, provided that all requests are made thirty (30) days prior to the first day of the applicable Event.
●	Ford will have the opportunity to run public facing and internal ticket giveaways. Notes Live and AEG Presents Rocky Mountains must approve all public promotions before they go live. Artist name and likeness may not be used without permission from Management.
●	All tickets are based on availability at time of request.

8.	Hospitality Party

●	Ford will receive two (2) Hospitality parties at selected concerts at Venue for up to 50 people, each year of the term — Selected concert based on availability at time of request.
●	Owner or Notes Live to cover costs of lawn tickets and a food & beverage credit up to $750 for each Event.
●	*2024 season will only offer one (1) hospitality party with it being a 1/2 season.

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